Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

MainStay Funds Trust:

We consent to the use of our report dated January 25, 2019, with respect to the financial statements and financial highlights of MainStay Funds Trust (the Funds), comprised of the MainStay Cushing Energy Income Fund, MainStay Cushing MLP Premier Fund, and MainStay Cushing Renaissance Advantage Fund as of November 30, 2018, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and the references to our firm on the cover of, and under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 21, 2019